                                                                    Exhibit p(3)

                           PERSONAL INVESTMENT POLICY
                                       FOR
                         SSB CITI ASSET MANAGEMENT GROUP
                        - Hong Kong and Singapore Offices


SSB Citi Asset Management Group ("SSB Citi")(1), has adopted this policy on securities transactions in order to accomplish two goals: first, to minimize conflicts and potential conflicts of interest between employees of SSB Citi and SSB Citi's clients (including the Funds), and between Fund directors or trustees and their Funds, and second, to provide policies and procedures consistent with applicable law, including Rule 17j-1 under the Investment Company Act of 1940, to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. All employees of SSB Citi in Hong Kong and Singapore are Covered Persons under this policy.

I. Statement of Principles - All SSB Citi employees owe a fiduciary duty to SSB Citi's clients when conducting their personal investment transactions. Employees must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. The fundamental standard to be followed in personal securities transactions is that Covered Persons may not take inappropriate advantage of their positions.

         All personal securities transactions by Covered Persons shall adhere to the requirements of this policy and shall be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of the person's position of trust and responsibility. While this policy is designed to address both identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations. In this regard, Covered Persons are expected to adhere not only to the letter, but also the spirit of the policies contained herein.

         Employees are reminded that they also are subject to other Citigroup policies, including policies on insider trading, the purchase and sale of securities listed on any applicable SSB Citi restricted list, the receipt of gifts and service as a director of a publicly traded company. Employees must never trade in a security or commodity while in possession of material, non-public information about the issuer or the market for those securities or commodities, even if the employee has satisfied all other requirements of this policy.

         The reputation of SSB Citi and its employees for straightforward practices and integrity is a priceless asset, and all employees have the duty and obligation to support and maintain it when conducting their personal securities transactions.



(1) The investment advisory entities of SSB Citi covered by this policy include:
Salomon Brothers Asset Management Asia/Pacific Limited, Citibank Global Asset Management (Asia) Limited, Citibank N.A, and Citicorp International Bank (Singapore) Limited..


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


II. Applicability - SSB Citi Employees - This policy applies to all employees of SSB Citi in Hong Kong and Singapore, including part-time employees. Each employee, including employees who serve as Fund officers or directors, must comply with all of the provisions of the policy applicable to SSB Citi employees unless otherwise indicated. Certain employees are considered to be "investment personnel" (i.e., portfolio managers, central dealers, and research staff ) and as such, are subject to certain additional restrictions outlined in the policy. All other employees of SSB Citi are considered to be "advisory personnel."

         Generally, temporary personnel and consultants working in any SSB Citi business are subject to the same provisions of the policy as full-time employees, and their adherence to specific requirements will be addressed on a case-by-case basis.

         The personal investment policies, procedures and restrictions referred to herein also apply to an employee's spouse and minor children. The policies also apply to any other account over which the employee is deemed to have beneficial ownership. This includes: accounts of any immediate family members sharing the same household as the employee; accounts of persons or other third parties for whom the employee exercises investment discretion or gives investment advice; a legal vehicle in which the employee has a direct or indirect beneficial interest and has power over investment decisions; accounts for the benefit of a third party (e.g., a charity) which may be directed by the employee (other than in the capacity of an employee); and any account over which the employee may be deemed to have control. For a more detailed description of beneficial ownership, see Exhibit A attached hereto.

         These policies place certain restrictions on the ability of an employee to purchase or sell securities that are being or have been purchased or sold by an SSB Citi managed fund or client account. The restrictions also apply to securities that are "related" to a security being purchased or sold by an SSB Citi managed fund or client account. A "related security" is one whose value is derived from the value of another security (e.g., a warrant, option or an indexed instrument).

         Securities are defined as stocks, notes, bonds, closed-end mutual funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or instrument commonly known as a "security."

III. Enforcement - It is the responsibility of each Covered Person to act in accordance with a high standard of conduct and to comply with the policies and procedures set forth in this document. SSB Citi takes seriously its obligation to monitor the personal investment activities of its employees. Any violation of this policy by employees will be considered serious, and may result in disciplinary action, which may include the unwinding of trades, monetary fine or censure, and suspension or termination of employment.

IV. Opening and Maintaining Employee Accounts - All employees must provide Compliance with information regarding their brokerage accounts as per Exhibit B.



(2) This requirement will become effective as to all employees on a date to be determined by the Compliance Department and may be subject to a phase-in implementation process.


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


V. Excluded Accounts and Transactions - The following types of accounts/transactions need not be nor are they subject to the other restrictions of this policy:

              1. Accounts in mutual funds that hold only shares of open-end funds purchased directly from that fund company. Note: transactions relating to closed-end funds are subject to the pre-clearance, blackout period and other restrictions of this policy;

              2. Estate or trust accounts in which an employee or related person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the employee with regard to investment decisions prior to execution. The employee must direct the trustee/bank to furnish copies of confirmations and statements to the Compliance Department;

              3. Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted if (i) the employee receives permission from the Regional Director of Compliance and the Senior Investment Officer, and (ii) there is no communication between the manager and the employee with regard to investment decisions prior to execution. The employee must designate that copies of trade confirmations and monthly statements be sent to the Compliance Department;

              4. Employees may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Employees must pre-clear the transaction at the time that the dividend reinvestment plan is being set up. Employees also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the Compliance Department; and

              5. In addition to the foregoing, the following types of securities are exempted from pre-clearance, blackout periods, reporting and short-term trading requirements: open-ended mutual funds; open-end unit investment trusts; U.S. Treasury bills, bonds and notes; mortgage pass-throughs (e.g., Ginnie
                  Maes) that are direct obligations of the U.S. government; bankers acceptances; bank certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements.

VI. Securities Holding Period/Short-Term Trading - Securities transactions must be for investment purposes rather than for speculation. Consequently, employees may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within sixty
         (60) calendar days, calculated on a First In, First Out (FIFO) basis (i.e., the security may be sold on the 61st day). Citigroup securities received as part of an employee's compensation are not subject to the 60-day holding period. However, with the prior written approval of both a Chief Investment Officer and the Regional Director of Compliance, and only in rare and/or unusual circumstances, an employee may execute a short-term trade that results in a significant loss or in break-even status.


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


VII. Pre-Clearance - All SSB Citi employees must pre-clear all personal securities transactions (see Section V for a listing of accounts, transactions and securities that do not require pre-clearance). A copy of the pre-clearance form is attached as Exhibit C. In addition, employees are prohibited from engaging in more than twenty (20) transactions in any calendar month, except with prior written approval from the Senior Investment Officer, or designee. A transaction must not be executed until the employee has received the necessary approval. Pre-clearance is valid only on the day it is given, except in the case of US securities if the account is held in the US and IPOs. US equities due to time zone and settlement differences are valid for 4 days. If a transaction is not executed on the day pre-clearance is granted, it is required that pre-clearance be sought again on a subsequent day (i.e., open orders, such as limit orders, good until cancelled orders and stop-loss orders, must be pre-cleared each day until the transaction is effected). In connection with obtaining approval for any personal securities transaction, employees must describe in detail any factors which might be relevant to an analysis of the possibility of a conflict of interest. Any trade that violates the pre-clearance process may be unwound at the employee's expense, and the employee will be required to absorb any resulting loss.

         In addition to the foregoing, the Director of Global Equity Research, or his designate, must approve all personal securities transactions for members of the SSB Citi Research Department prior to pre-clearance from the Compliance Department as set forth in this section. Pre-approval by the Director of Research, or his designate, is in addition to and does not replace the requirement for the pre-clearance of all personal securities transactions.

VIII. Blackout Periods - No Covered Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership if he/she has knowledge at the time of such transaction that the security is being purchased or sold, or is being considered for purchase or sale, by a managed fund or client account. In addition, the following Blackout Periods apply to the categories of SSB Citi employees listed below:

              1. Portfolio Managers, Central Dealers, Compliance, and Senior Management- may not buy or sell any securities for personal accounts seven (7) calendar days before or after managed funds or client accounts trade in that security, or seven (7) calendar days after a recommendation/report has been issued for the issuer.

              2. Research Staff- may not buy or sell any securities for personal accounts seven (7) calendar days before or after the issuance of or a change in any recommendation, or when currently doing research on an issuer, or seven (7) calendar days after a company visit to the issuer,

              3. Advisory Personnel (see Section II for details) - may not buy or sell any securities for personal accounts on the same day that a managed fund or client account about which the employee is likely to have trading or portfolio information (as determined by the Compliance Department) trades in that security, or seven (7) calendar days after a recommendation/report has be issued for the issuer.

              Any violation of the foregoing provisions will require the employee's trade to be unwound, with the employee absorbing any resulting loss. Advisory personnel are subject to the unwinding of the trade provision; however, they may not be required to absorb any resulting loss (at the discretion of the Compliance Department and the employee's supervisor). Please be reminded that, regardless of the provisions set forth above, all employees are always prohibited from effecting personal securities transactions based on material, non-public information.

              Blackout period requirements shall not apply to any purchase or sale, or series of related transactions involving the same or related securities, involving 500 or fewer shares in the aggregate if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $10 billion or its local equivalent and is listed on a U.S. Stock Exchange, NASDAQ, or any other major stock exchange as determined by the Compliance Department. Note: Pre-clearance is still required. Under certain circumstances, the Compliance Department may determine that an employee may not rely upon this "Large Cap/De Minimis" exemption. In such a case, the employee will be notified prior to or at the time the pre-clearance request is made.

IX. Prohibited Transactions - The following transactions by SSB Citi employees are prohibited without the prior written approval from the Senior Investment Officer, or designee, and the Regional Compliance Director or his/her designee:

              1.  The purchase of private placements; and

              2. The acquisition of any securities in an initial public offering Pre-clearance for IPOs is effective up to the Issue Date. Participation by employees in IPOs reserved for client accounts or managed funds are prohibited. Employees must not misuse their positions within the investment center to gain access to IPOs particularly "hot issues".

X. Transactions in Options and Futures - SSB Citi employees may buy or sell derivative instruments such as individual stock options, options and futures on indexes and options and futures on fixed-income securities, and may buy or sell physical commodities and futures and forwards on such commodities. These transactions must comply with all of the policies and restrictions described in this policy, including pre-clearance, blackout periods, transactions in Citigroup securities and the 60-day holding period. However, the 60-day holding period does not apply to individual stock options that are part of a hedged position where the underlying stock has been held for more than 60 days and the entire position (including the underlying security) is closed out.

XI. Prohibited Recommendations - No Covered Person shall recommend or execute any securities transaction by any managed fund or client account, without having disclosed, in writing, to the Senior Investment Officer, or designee, any direct or indirect interest in such securities or issuers, except for those securities purchased pursuant to the "Large Cap/De Minimis" exemption described in Section VIII above. Prior written approval of such recommendation or execution also must be received from the Senior Investment Officer, or designee. The interest in personal accounts could be in the form of:

              1. Any direct or indirect beneficial ownership of any securities of such issuer;

              2.  Any contemplated transaction by the person in such securities;

              3.  Any position with such issuer or its affiliates; or

              4. Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

XII. Transactions in Citigroup Securities - Unless an SSB Citi employee is a member of a designated group subject to more restrictive provisions, or is otherwise notified to the





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


         contrary, the employee may trade in Citigroup securities without restriction (other than the pre-clearance and other requirements of this policy), subject to the limitations set forth below.

              Employees whose jobs are such that they know about Citigroup's quarterly earnings prior to release may not engage in any transactions in Citigroup securities during the "blackout periods" beginning on the first day of a calendar quarter and ending on the second business day following the release of earnings for the prior quarter. Members of the SSB Citi Executive Committee and certain other senior SSB Citi employees are subject to these blackout periods.

              Stock option exercises are permitted during a blackout period (but the simultaneous exercise of an option and sale of the underlying stock is prohibited). With regard to exchange traded options, no transactions in Citigroup options are permitted except to close or roll an option position that expires during a blackout period. Charitable contributions of Citigroup securities may be made during the blackout period, but an individual's private foundation may not sell donated Citigroup common stock during the blackout period. "Good `til cancelled" orders on Citigroup stock must be cancelled before entering a blackout period and no such orders may be entered during a blackout period.

              No employee may engage at any time in any personal transactions in Citigroup securities while in possession of material non-public information. Investments in Citigroup securities must be made with a long-term orientation rather than for speculation or for the generation of short-term trading profits. In addition, please note that employees may not engage in the following transactions:

               Short sales of Citigroup securities;

               Purchases or sales of options ("puts" or "calls") on Citigroup securities, except writing a covered call at a time when the securities could have been sold under this policy;

               Purchases or sales of futures on Citigroup securities; or

               Any transactions relating to Citigroup securities that might reasonably appear speculative.

              The number of Citigroup shares an employee is entitled to in the Citigroup Stock Purchase Plan is not treated as a long stock position until such time as the employee has given instructions to purchase the shares of Citigroup. Thus, employees are not permitted to use options to hedge their financial interest in the Citigroup Stock Purchase Plan.

              Contributions into the firm's 401(k) Plan are not subject to the restrictions and prohibitions described in this policy.

XIII. Acknowledgement and Reporting Requirements - SSB Citi Employees - All SSB Citi employees must certify that they have received a copy of this policy, and have read and understood its provisions. In addition, all SSB Citi employees must:

              1. Acknowledge receipt of the policy and any modifications thereof, in writing (see Exhibit B-1 for the form of Acknowledgement);

              2. Within 10 days of becoming an SSB Citi employee, disclose in writing all information with respect to all securities beneficially owned and any existing personal brokerage relationships (employees must also disclose any new brokerage relationships whenever established). Such information should be provided on the form attached as Exhibit B-1.

              3. Direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal securities transactions An example of a letter to the broker is attached as Exhibit B-2

              4. Within 10 days after the end of each calendar quarter, provide information relating to securities transactions executed during the previous quarter for all securities accounts (Note: this requirement may be satisfied by having Compliance provide each employee with a list of their transactions during the quarter and confirmation from the employee that the list is accurate).

              5. Submit an annual holdings report containing similar information that must be current as of a date no more than 30 days before the report is submitted, and confirm at least annually all brokerage relationships and any and all outside business affiliations (Note: this requirement may be satisfied through the transmission of automated feeds or the regular receipt of monthly brokerage statements); and

              6. Certify on an annual basis that he/she has read and understood the policy, complied with the requirements of the policy and that he/she has pre-cleared and disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported pursuant to the requirements of the policy.(see Exhibit B-1)

         Disclaimer of Beneficial Ownership - The reports described in Items 2 and 3 above may contain a statement that the reports shall not be construed as an admission by the person making the reports that he/she has any direct or indirect beneficial ownership in the securities to which the reports relate.

XIV. Confidentiality - All information obtained from any Covered Person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the local regulatory body or any other regulatory or self-regulatory organization or to the Fund Boards of Directors to the extent required by law, regulation or this policy.

XVI. Other Laws, Rules and Statements of Policy - Nothing contained in this policy shall be interpreted as relieving any person subject to the policy from acting in accordance with the provision of any applicable law, rule or regulation or, in the case of SSB Citi employees, any statement of policy or procedure governing the conduct of such person adopted by Citigroup, its affiliates and subsidiaries.

XVII. Retention of Records - All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 17j-1 under the 1940 Act. The Compliance Department shall have the responsibility for maintaining records created under this policy.

XVIII. Monitoring - SSB Citi takes seriously its obligation to monitor the personal investment activities of its employees and to review the periodic reports of all Covered Persons. Employee personal investment transaction activity will be monitored by the Compliance Department. All noted deviations from the policy requirements will be referred back to the employee for follow-up and resolution (with a copy to be supplied to the employee's supervisor).

XIX. Exceptions to the Policy - Any exceptions to this policy must have the prior written approval of both the Senior Investment Officer and the Regional Director of Compliance. Any questions about this policy should be directed to the Compliance Department.

XX. Board Review - Fund management and SSB Citi shall provide to the Board of Directors of each Fund, on a quarterly basis, a written report of all material violations of this policy, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

XXI. Other Codes of Ethics - To the extent that any officer of any Fund is not a Covered Person hereunder, or an investment subadviser of or principal underwriter for any Fund and their respective access persons (as defined in Rule 17j-1) are not Covered Persons hereunder, those persons must be covered by separate codes of ethics which are approved in accordance with applicable law.

XXII. Amendments - SSB Citi Employees - Unless otherwise noted herein, this policy shall become effective as to all SSB Citi employees on March 30, 2000. This policy may be amended as to SSB Citi employees from time to time by the Compliance Department. Any material amendment of this policy shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 under the 1940 Act, as appropriate



March 15, 2000

EXHIBIT A


                       EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "Pecuniary Interest" in the Securities.

You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

              1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

                  "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

              2. Your interest as a general partner in Securities held by a general or limited partnership.

              3. Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

              1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

              2.  Your ownership of a vested interest in a trust.

              3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of "beneficial ownership". For purposes of the attached policy, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder

EXHIBIT B-1

          Annual Certification / Declaration of New Brokerage Accounts

-------------------------------------------------------------------------------

To       :  The Compliance Officer

From     :

Date     :

Subject  :  Personal Investment Policy
            - Annual Certification / Declaration of New Brokerage Accounts

-------------------------------------------------------------------------------


I confirm that as at ______________________, I have the following personal brokerage relationships:-


Name of Broker             Account Number            Address of Broker
-------------              --------------            -----------------


As required by the SSB Citi Asset Management Personal Investment Policy ("PIP"), I hereby certify that I shall / have pre-clear(ed) and report(ed) all personal securities pursuant to the requirements of the PIP.

I shall / have advise(d) all the brokers and any other relevant parties involved, to furnish duplicate copies of contract notes of all personal securities transactions and / or periodic statements for all securities accounts, directly to the Compliance Officer.

Signature :
            ------------------------------

EXHIBIT B-2


                                LETTER TO BROKERS

This sample serves as a guide to advise your personal brokers to supply duplicate copies of confirmations or contract notes and statements to the Compliance Officer.

[Broker name]

[Broker address]



Dear Sir,

[Brokerage Account(s) Number]

As part of the Firm's Personal Investment Policy, which was formulated to ensure prudent standards of behavior for all employees when conducting their personal investment transactions, I am required to advise my personal brokers to supply certain information directly to the Compliance Officer.

Please accept this as my authority to send, until advised otherwise, duplicate copies of the following:-

a) contract notes or trade confirmations (whether "buy" or "sell"); and / or

b) statements for the above-mentioned accounts

directly to:-

         The Compliance Officer
         SSB Citi Asset Management Group
         23 Church Street
         #10-08  Capital Square
         Singapore 049481

Yours sincerely,

[Signature]

EXHIBIT C

REQUEST FOR APPROVAL OF PERSONAL TRANSACTIONS

From:                                                      Date
      ----------------------------

Please complete and give to the Compliance Officer.

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Approval is hereby requested:-                                                      Approval is hereby:-
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 BUY           SELL    NAME OF ISSUER                  TYPE OF        NO. OF          GRANTED       DENIED
                                                       SECURITY       UNITS
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
-------------------------------------------------------------------------------------------------------------

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


1 At present, I am not aware of any circumstances or material non-public information that would conflict with my above request.

2 For portfolio managers/central dealers/compliance/research/management - I may not buy or sell any securities for personal accounts 7 calendar days before or after a managed fund or client account trades in that security.

3 For Research staff - I may not buy or sell any securities for personal accounts 7 calendar days after a company visit to the issuer; or when I am currently doing research on an issuer.

4 For all staff - I may not buy or sell any securities for personal accounts 7 calendar days after a recommendation / report has been issued for the issuer.

5 I may not buy and sell, or sell and buy the same securities within a 60-day period.

6 Pre-clearance approval is valid for 24 hours; except for US securities if the account is held in the US where approval is valid for 4 business days, and IPOs where approval is valid up to Issue Date.

Compliance Officer's Approval:                  Date of Approval:

For IPOs and Private Placements)
Senior Investment Officer's approval:           Date of Approval: